Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the incorporation by reference in this Post-Effective Amendment No. 5 to the Registration Statement 333-136297 on Form S-1 of Neiman Marcus, Inc. and subsidiaries of our reports dated September 22, 2008, with respect to the consolidated financial statements and schedule of Neiman Marcus, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of Neiman Marcus, Inc. and subsidiaries included in its Annual Report on Form 10-K for the year ended August 2, 2008.

/s/ Ernst & Young LLP

Dallas, Texas
October 2, 2008